Exhibit 23.1


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
SPSS Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (nos. 33-325869, 33-73130, 33-802799, 33-73120 and 33-74402) of SPSS Inc. of
our report dated February 18, 1998, relating to the consolidated balance sheets of SPSS Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows and related schedule, for each of the years in the three-year period ended December 31, 1997, which report appears in the Company's December 31, 1997 annual report on Form 10-K of SPSS Inc.



                                                       /s/ KPMG Peat Marwick LLP


Chicago, Illinois
March 30, 1998